June 30, 2010
Response to N-SAR Sub-Item 77H: Changes in Control of Registrant


(a) Acquisition of Control

Driehaus International Small Cap Growth Fund
                                                           PERCENTAGE
                                       DESCRIPTION      OF SECURITIES OWNED
NAME OF SHAREHOLDER        DATE(S)    OF TRANSACTION   (AS OF JUNE 30, 2010)

Charles Schwab & Co.
  Inc.                   06/16/2010   Share Purchase         25.93%


(b) Cessation of Control

Driehaus International Discovery Fund
                                                           PERCENTAGE
                                       DESCRIPTION      OF SECURITIES OWNED
NAME OF SHAREHOLDER        DATE(S)    OF TRANSACTION   (AS OF JUNE 30, 2010)

National Financial
  Services Corp.         03/26/2010   Share Redemption       23.09%
























(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)